Exhibit 10.79

AMENDMENT, CONSENT AND WAIVER AGREEMENT

This AMENDMENT, CONSENT AND WAIVER AGREEMENT, dated as of October 2, 2015 (this “Agreement”), is by and between Smart Tuition Holdings, LLC, a Delaware limited liability company, on (“Smart Holdings”) and Blackbaud, Inc., a Delaware corporation (“Blackbaud”). Smart Holdings and Blackbaud are sometimes hereinafter referred to collectively as the “Parties.”
WHEREAS, Smart Holdings and Blackbaud have entered into that certain Unit Purchase Agreement, dated August 10, 2015 (such agreement, the “Purchase Agreement”), pursuant to which Smart Holdings has agreed to convey to Blackbaud all of the issued and outstanding units (the “Conveyed Units”) of Smart, LLC (“Smart”) (such transaction, the “Purchase Transaction”).
WHEREAS, the Parties seek to amend the terms of the Purchase Agreement memorialize certain consents and agreements in respect of the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Amendments to Purchase Agreement. In accordance with Section 10.09 of the Purchase Agreement, the Parties hereby amend the Purchase Agreement as follows:

a.	The defined term “Closing Adjustment Escrow Amount” is hereby deleted in its entirety.

b.
Because Smart has already paid its 50% share of the fees associated with the filing made under the HSR Act, clause (c) of the definition of “Transaction Expenses” set forth in Article I of the Purchase Agreement is hereby deleted in its entirety;

c.	Section 2.03(a)(ii) is hereby amended and restated in its entirety as follows:
“The “Closing Adjustment” shall be an amount equal to (i) Closing Working Capital plus $2,400,000 (the “Target Working Capital”), which, for the avoidance of doubt, may be a positive or negative amount, (ii) plus Closing Cash, (iii) less Closing Indebtedness, (iv) less Transaction Expenses, in each case, using the estimates of such items set forth in the Closing Statement. If the Closing Adjustment is a positive number and is greater than $50,000, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the absolute value of which is greater than $50,000, the Purchase Price shall be reduced by the absolute value of the Closing Adjustment.”

d.	Section 2.03(d) is hereby amended and restated in its entirety as follows:
(d)    Payment of Post-Closing Adjustment.

(i)    Following the final determination of the Closing Adjustment in accordance with Section 2.03(c), the Purchase Price shall be recalculated using such final Closing Adjustment. Any difference between the recalculated Purchase Price and the Purchase Price as it was originally calculated at Closing under Section 2.03(a)(ii) (the “Post-Closing

Adjustment”) shall be paid to Seller Representative, if the recalculated Purchase Price is greater, or to Buyer, if the original Purchase Price is greater.

(ii)    Payments to Seller Representative shall be paid by Buyer via wire transfer of immediately available funds to such account as is directed by Seller Representative by the Post-Closing Payment Date. Payments to Buyer shall be paid (1) first from the Indemnity Escrow Amount and (2) then, to the extent the Indemnity Escrow Amount is insufficient, directly from Seller Representative on behalf of Seller to Buyer via wire transfer of immediately available funds to such account as is directed by Buyer; in each case, by the Post-Closing Payment Date.

(iii)    Any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, or disbursement from the Indemnity Escrow Amount, as the case may be, shall be due (x) within five Business Days of acceptance of the Post-Closing Statement or Statement of Objections, as applicable, or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.03(c)(v) (the “Post-Closing Payment Date”). The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition on the Closing Date. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

e.	Section 2.04(a)(i) is hereby amended and restated in its entirety as follows:
“(i)    to Seller, the Purchase Price (as adjusted pursuant to Section 2.03(a)(ii)), less the Indemnity Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;”

f.	Section 2.04(a)(ii) is hereby amended and restated in its entirety as follows:
“(ii)    to the Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds;”

g.	Section 2.05 is hereby amended and restated in its entirety as follows:
“Section 2.05    Escrow. As provided in Section 2.04(a)(ii), at the Closing, Buyer shall deposit in escrow with the Escrow Agent the Indemnity Escrow Amount, which shall be held in an account and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and this Agreement. Buyer and Seller Representative will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement, which will not be deducted from the Indemnity Escrow Amount. On the fifth Business Day following the General Survival Date, the Escrow Agent shall release to Seller from the Indemnity Escrow Amount $6,650,000, less (a) the amount of all resolved and paid claims and less (b) the amount Buyer determines in good faith to be necessary to satisfy

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all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved and paid, on or prior to 11:59 p.m. (Eastern time) on the General Survival Date in accordance with Article VII. On the fifth Business Day following the three-year anniversary of the Closing Date the Escrow Agent shall release any funds remaining in the escrow account, less the amount the Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved and paid, on or prior to 11:59 p.m. (Eastern Time) on the three-year anniversary of the Closing Date in accordance with Article VII.”

h.	Section 6.03(f) is hereby amended and restated in its entirety as follows:
“(f)    Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price (as adjusted pursuant to Section 2.03(a)(ii)), less the Indemnity Escrow Amount, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.”

i.	Section 6.03(g) is hereby amended and restated in its entirety as follows:
“(g)    Buyer shall have delivered to the Escrow Agent cash in an aggregate amount equal to the Indemnity Escrow Amount.”

j.	Section 7.02(g) is hereby amended and restated in its entirety as follows:
“(g)    any claim by an Ultimate Seller asserting any right to receive a payment under this Agreement or otherwise, including without limitation any portion of the Purchase Price, the Post-Closing Adjustment or the Indemnity Escrow Amount.”

2.
Working Capital Calculation. The Parties acknowledge and agree that for purposes of calculating Closing Working Capital, Current Liabilities shall (a) include deferred rent and deferred administrative fees and shall (b) exclude accrued management fees and accrued interest, as each such term is used in the balance sheet delivered by Seller to Buyer at the Closing pursuant to Section 2.03(a)(i)(E).

3.	Consent to Certain Actions. Pursuant to Section 5.01 of the Purchase Agreement, Buyer hereby consents in writing to the taking of the following actions by Seller:

a.
the entrance by Smart into the Addendum to Smart Tuition Agreement, dated August 14, 2015, by and between Smart, LLC and the Archdiocese of Philadelphia, Office of Catholic Education in the form attached as Exhibit A to this Agreement;

b.	the entrance by Smart into the Consulting Agreement, dated effective as of September 7, 2015, between Smart and Gen Y Technologies in the form attached as Exhibit B to this Agreement;

c.	the payment by Smart in connection with the Closing of certain bonus amounts to certain employees of Smart to the persons and in the amounts set forth on Exhibit C attached hereto;

d.	the transfer by Smart to Ben Heroux of an automobile having a value of $7,700.00 for no consideration;

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e.	the hiring of the persons set forth on Exhibit D in the positions set forth opposite each such person’s name on Exhibit D;

f.	the entrance by Smart into the Consulting Agreement, dated June 23, 2015, between Smart and Synechron, Inc. and amended on September 30, 2015 in the form attached as Exhibit E to this Agreement; and

g.
the entrance by Smart into the Amendment dated September 19, 2015 to that certain Preferred Vendor Agreement between Smart and the Diocese of Toledo originally dated August 27, 2014 and attached as Exhibit F to this Agreement.

4.
Rep and Warranty Insurance. Buyer hereby confirms that the exclusions set forth in the Representation and Warranty Insurance Policy provided to Buyer are reasonably acceptable to Buyer. Seller acknowledges that certain conditions specified in Paragraph 14 of the Representation and Warranty Insurance Policy must be satisfied within certain specified time periods following the Closing. Seller shall satisfy, or cause to be satisfied, such conditions in accordance with the requirements of the Representation and Warranty Insurance Policy and shall be liable to Buyer for any damages resulting from any failure to satisfy such conditions.

5.	Waiver of Condition. Pursuant to Section 6.02 and Section 10.09 of the Purchase Agreement:

a.
Buyer hereby waives satisfaction of the condition to closing set forth in Section 6.02(h)(i) of the Purchase Agreement solely with respect to the ongoing Indebtedness of the Company in connection with American Express and MasterCard credit cards maintained by the Company to pay for business expenses, which aggregate outstanding balance does not exceed $1,000,000.00 as of the date hereof;

b.
Buyer hereby waives satisfaction of the condition to closing set forth in Section 6.02(j) solely to the extent that the agreements signed with American Express and Vantiv, LLC in connection with the Closing do not include certain of the express waivers, acknowledgements or other agreements identified on Section 6.02(j) of the Disclosure Schedules; provided, however, that this waiver of condition shall not in any manner limit or be deemed a waiver of Buyer’s rights to indemnification pursuant to Section 7.02(f) of the Agreement.

6.
Limitation. Except as amended by paragraph 1 of this Agreement, all of the representations, warranties, covenants, terms and conditions of the Purchase Agreement are unaffected by this Agreement and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated herein.

7.
Effect. Paragraph 1 of this Agreement shall be deemed to be an amendment to the Purchase Agreement, and the Purchase Agreement as amended hereby is hereby ratified, approved and confirmed in each and every respect. All references to the Purchase Agreement in any other document, instrument, agreement or writing shall hereinafter be deemed to refer to the Purchase Agreement as amended hereby.

8.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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9.	Additional Provisions. Sections 10.07, 10.09, 10.10 and 10.12 of the Purchase Agreement is hereby incorporated by reference into this Agreement and will apply to the terms of this Agreement.

10.	Exhibits. The exhibits attached to this Agreement and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BLACKBAUD, INC.

By:	/s/ Anthony W. Boor
Name: Anthony W. Boor
Title: Executive Vice President and
Chief Financial Officer

SMART TUITION HOLDINGS, LLC
By:	/s/ Mark Ullman
Name: Mark Ullman
Title: President

Signature Page to Amendment, Consent and Waiver Agreement